EXHIBIT 3.2

                                     BYLAWS

                                       OF

                        CROSS GENETIC TECHNOLOGIES, INC.
                            (A Virginia Corporation)


                               ARTICLE I. OFFICES

The office of the Corporation shall be located in the City and State designated in the Articles of Incorporation. The Corporation may also maintain offices at such other places within the United States as the Board of Directors may, from time to time, determine.

                      ARTICLE II. MEETINGS OF STOCKHOLDERS

         2.1. The annual meeting of the Corporation's stockholders shall be held at the Corporation's principal office within five months after the close of the fiscal year of the Corporation for the purpose of electing directors, and transacting such other business as may properly come before the meeting.

         2.2. Notice setting out the time and place of the annual meeting shall be mailed, postage prepaid, to each stockholder of record at the stockholder's address as it appears on the stock book of the company, or if no such address appears, at the stockholder's last known place of address, at least ten days prior to the annual meeting.

         2.3. In the absence of a quorum at the annual meeting, the stockholders present in person or by proxy may adjourn to such future time as they shall agree upon, and notice of such adjournment shall be mailed, postage prepaid, to each stockholder at least ten days before such adjourned meeting; but if a quorum is present, they may adjourn from day to day as they see fit, and no notice of such adjournment need be given.

         2.4. Special meetings of the stockholders shall be held at the Corporation's principal office. The president, any two directors, or the holders of a majority of the Corporation's voting shares may call such meetings at any time. The secretary shall mail a notice of such call to each of the Corporation's stockholders at least ten days before the special meeting. The notice shall state the time and place of the meeting and its object. No business shall be transacted at a special meeting except as stated in the notice sent to the stockholders, unless by the unanimous consent of all stockholders, either in person or by proxy, all such stock being represented at the meeting.

         2.5. A majority of the stock issued and outstanding, either in person or by proxy, shall constitute a quorum for the transaction of business at any meeting of the stockholders.

         2.6. Each stockholder shall be entitled to one vote for each share of stock of which the stockholder is the owner of record, whether represented in person or by proxy.

         2.7. All proxies shall be in writing and properly signed.


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                           ARTICLE III. STOCK

         3.1. Stock certificates shall be in a form adopted by the board of directors and shall be signed by the president or vice-president and the treasurer and be attested by the corporate seal.

         3.2. All certificates shall be consecutively numbered. The secretary shall enter on the company's books the name of the person owning the shares represented by each certificate, the number of shares represented by the certificate, and the date of the certificate's issue.

         3.3. Certificates of stock transferred by indorsement on the certificate shall be surrendered for cancellation and new certificates issued to the purchaser or assignee.

         3.4. Shares of stock shall be transferred only on the Corporation's books by the holder in person or by the holder's attorney.

                              ARTICLE IV. DIRECTORS

         4.1. At their annual meeting, the stockholders shall elect a board of directors to manage the Corporation's affairs. Their term of office shall be one year. The number of directors shall not be less than one, nor more than nine.

         4.2. Vacancies in the board of directors by reason of death, resignation or other causes shall be filled by the remaining directors and the term of the director chosen to fill the vacancy for the unexpired term.

         4.3. A regular meeting of the Board of Directors shall be held without other notice than this bylaw immediately after, and at the same place as, the annual meeting of shareholders. The Board of Directors may provide, by resolution, the time and place for the holding of additional regular meetings without other notice than such resolution.

         4.4. The directors shall have the general management and control of the business and affairs of the company and shall exercise all the powers that may be exercised or performed by the Corporation, under the statutes, the certificate of incorporation, and the bylaws.

                               ARTICLE V. OFFICERS

         5.1. The officers of the Corporation shall consist of a president, a vice-president, a secretary, and a treasurer, and such other officers as shall from time to time be chosen and appointed.

         5.2. The president shall preside at all meetings of the directors and stockholders and shall have general charge of the Corporation's affairs subject to the board of directors.

         5.3. The vice-president shall perform such duties as the board of directors may assign to the vice-president. In case of the death, disability, or absence of the president, the vice-president shall assume all the duties and powers of the president.

         5.4. The secretary shall countersign all certificates of stock of the Corporation. The secretary shall keep a record of the minutes of meetings of stockholders and directors, and shall give notice as required in these bylaws of all such meetings. The secretary shall have custody of all the Corporation's books, records, and papers, except such as shall be in the charge of the treasurer, or of some other person authorized to have custody and possession of such by a resolution of the board of directors.


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         5.5. The treasurer shall keep accounts of all the Corporation's moneys received or disbursed, and shall deposit all money and valuables in the name of and to the credit of the Corporation in such banks and depositaries as the board of directors shall designate. All checks for the payment of money shall be countersigned by the treasurer.

         5.6. The board of directors shall fix the salaries of all officers and, by majority vote, may change the salaries from time to time.

         5.7. Each officer shall serve for the term of one year or until the next annual election.

                                ARTICLE VI. SEAL

         6.1. The Corporation's corporate seal shall be a circular seal with the corporate name in the center.

                             ARTICLE VII. AMENDMENTS

         7.1. Any of these bylaws may be amended by majority vote of the stockholders at any annual meeting, or at any special meeting called for the purpose.

         7.2. The board of directors may adopt additional bylaws but shall not alter or repeal any bylaws adopted by the stockholders of the company.

         WHEREFORE, these Bylaws are hereby approved and adopted this 13th day of February, 2001.

                                                     /s/ Lino Novielli
                                                     ---------------------------
                                                     Lino Novielli
                                                     Chairman of the Board